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                    February 2, 2022

       Ransom Jones
       Chief Financial Officer
       Greenway Technologies Inc
       1521 North Cooper Street, Suite 205
       Arlington, Texas 76011

                                                        Re: Greenway
Technologies Inc
                                                            Form 10-K for the
Year Ended December 31, 2020
                                                            Filed April 14,
2021
                                                            File No. 000-55030

       Dear Mr. Jones:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing